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                                                              Exhibit 10.7

                                       February 15, 1996


Mr. Kenneth S. Garber
5512 Weatherby Lane
Plano, Texas 75903

Dear Ken:

XL Vision, Inc., is pleased to offer you the position of Vice President, Marketing and Sales for MicroVision, reporting to the President of MicroVision, based in Dallas, TX. Future duties will be of comparable or higher responsibility and status relative to initial position. As Vice President of Marketing and Sales your goal will be to position the Company and drive order input so as to contribute substantially to the successful public offering of Company within nine (9) to twelve (12) months, and subsequently drive orders to continue to grow Company value.

Your equity will be as follows: 0.25% of MicroVision stock to be purchased at $1.00 per share (Company has the option to buy back these shares at fair market value within one year after the first day of the IPO); and options for an additional 2% of stock at $1.00 per share. Vesting for the 2% option will be 25% at the end of each calendar year starting in 1996; however, if an IPO precedes full vesting, 50% of unvested portion will be vested at IPO and the balance will be vested one year after IPO.

You will receive a salary of $130,000 paid bi-weekly and subject to annual review.

You will be paid commissions based on quotes set at total annual MicroVision, order entry objective. Commissions will be set so that earnings at 100% of quota equal $75,000 above base salary. There will be no cap on commissions to incent performance above 100% of objective. Commissions will be paid 50% on Company acceptance of all MicroVision orders and 50% on Company invoice of product or delivery of service (to either distributor or end user). Your will receive a recoverable draw of $6,250 paid monthly. Any under quota performance reconciled on one year employment anniversary.

XL Vision will pay relocation costs should a move be necessary, as determined by mutual agreement, which would include costs associated with selling closing costs, purchase closing costs and all moving, traveling and reasonable temporary housing costs.

In accordance with current policy you are eligible to participate in XL Vision, Inc., Medical, Dental, Life Insurance Plans 31 days following your hire date. Following completion of your first 90 days of employment you will be eligible to participate in XL Vision's Matching 401k Plan. You will be granted 3 weeks of vacation per year for your first three years and 4 weeks per year beginning in the fourth year. Sick leave accrual will be at a rate of
1.077 hours per week for a total of 7 days per year. As a condition of employment you will be required to take a physical exam and urine drug test paid for by the Company.

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Termination clauses are enclosed as Attachment A.

We would like for you to assume your new position immediately.

Please indicate your acceptance of employment with XL Vision, Inc., by signing this letter and returning a copy to the undersigned.

Sincerely,
/s/ James E. Wellman

James E. Wellman
Vice President of Administration

Encl. Attachment A. Definition of Termination Clauses

Accepted: /s/ Kenneth Garber      Date: 2/15/96


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                               ATTACHMENT A

Termination - for cause, other than cause, following a change in control, upon death, and for disability:

"Termination for Cause"
* Conviction of a felony resulting in material harm to the Company.
* Shall be done in writing accompanied by a written statement of the reasons. Prior written warning with reasonable opportunity for corrective action is required before termination for violation of company policy or poor performance

"Termination for Convenience (i.e., Other than for Cause)"
* Immediate exercisability of all vested stocks and options. Additionally, immediate vesting and exercisability of 50% of all granted, but not yet vested options.

* Immediate payment of all performance contingent sums under incentive (bonuses, commissions, etc.) programs.

* Company may elect to pay 18 months of severance income to be paid to the employee in return for the employee's agreement to not compete with the Company during the 18 month period.

"Termination Following a Change in Control" - Golden Parachute
* Immediate vesting and exercisability of all granted stocks and options.
* Immediate payment of all performance contingent sums under incentive (bonuses, commissions, etc.) programs.
* Continuation of my company paid medical and life insurance for the same duration as my compensation, or until I join another corporation full-time (tax grossed up).

"Termination upon Death"
* Any accrued salary and any accrued bonuses and stock options as of the date of termination shall be paid to the legal representative of my estate.

"Termination for Disability"
* My employment may be terminated should I become disabled, including disability by reason of any emotional or mental disorders, physical diseases of injuries, as a result of such disability I am unable to work on a full-time basis for a continuous period of six months or more or any six months in a twelve month period.

* Upon such termination, any accrued salary and any accrued incentives (bonuses, commissions, etc.) and stock options as of the date of termination shall be paid to me.
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                           MicroVision Medical Systems, Inc.
                                  10305 102nd Terrace
                                  Sebastian, FL 32938


                                                             August 14, 1996

Mr. Kenneth Garber
5512 Weatherby Lane
Plano, TX 75093

Dear Ken:

Following is a clarification on the terms of your equity opportunity in
MicroVision:

    Purchase 0.25% of MicroVision @ $1.00/share. This must be executed immediately (your option) if you choose to acquire this equity.

    Additional shares can be acquired @ $1.00/share via a stock option.
    The option has a vesting schedule (specified in your offer letter) which will allow you to increase your ownership over time. When you receive the stock option document (approximately 2-3 weeks), you will notice an expiration date which is typically 5-7 years. You will not be required to exercise any portion of your stock option prior to the IPO or the expiration date.

I hope this clarification helps. If you have any questions, please give me call.

Sincerely
/s/ Bill Haskel



Bill Haskel
President and COO